Exhibit 10.3D
ALTIRIS, INC. 2002 STOCK PLAN
RESTRICTED STOCK UNIT AGREEMENT
The grantee named below (“Grantee”) has been granted restricted stock units (“RSUs”), which are the right to acquire common stock (the “Common Stock”) of Altiris, Inc. (the “Company”) at the time of vesting provided certain conditions are met. RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Agreement and Exhibit A hereto. Unless otherwise defined herein, the terms defined in the 2002 Stock Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Agreement. The following is a summary of the terms of the grant:

Name of Grantee	«Employee_Name»

Date of Grant	«Vesting_Start1»

Total Number of Shares Subject To This RSU Grant	«RSUs_»

Vesting Commencement Date	«Vesting_Start1»
WHEREAS the Grantee is a Service Provider, and the Grantee’s continued service is considered by the Company to be important for the Company’s (or its Subsidiary’s) continued growth; and
WHEREAS in order to give the Grantee an opportunity to acquire an equity interest in the Company as an incentive for the Grantee to participate in the affairs of the Company (or its Subsidiary), the Administrator granted on the date of grant set forth above (the “Grant Date”) to the Grantee RSUs subject to the terms and conditions of the Plan, which are incorporated herein by reference, and pursuant to this Restricted Stock Unit agreement which includes Exhibit A hereto (the “Agreement”).
THEREFORE, the parties agree as follows:
1)	Grant. The Company hereby agrees to issue to the Grantee Shares at the time of vesting of the RSU award provided the vesting requirements, described below are met.

2)	Issuance of Shares at Vesting. 1/3 of the shares issuable pursuant to this Agreement shall vest on each anniversary of the Vesting Commencement Date (as set forth herein), provided that the Purchaser continues to be a Service Provider through such vesting dates.
Grantee will vest in the RSUs on the vesting dates listed above provided Grantee is a Service Provider from the time of the grant through the relevant vesting date. Upon vesting, Shares will be issued to Grantee subject to the limitations set forth in the Plan and this section. No Shares shall be issued upon vesting of the RSUs unless such issuance complies with all relevant provisions of U.S. and applicable foreign law and the requirements of any stock exchange upon which the Shares are then listed. The Grantee understands that his or her participation in the Plan is conditioned on the Company obtaining all necessary orders, decisions, rulings and approvals from the relevant governmental regulatory authorities. In addition, the Company reserves the right, in its sole discretion, to require the Grantee to immediately sell all Shares that the Grantee is entitled to upon vesting if the issuance of Shares would not comply with local Applicable Law.
3)	Termination of Employment. If Grantee ceases to be a Service Provider at any time prior to any of the vesting dates set forth above, he or she will forfeit all unvested RSUs as of the date of termination. For this purpose, the date of termination of employment or service will be measured from the last day of active employment or service and will not be extended by any notice of termination period required under local law.

4)	Shareholder Rights. The RSUs are mere bookkeeping entries. They represent an unfunded and unsecured promise to issue Shares to the Grantee upon vesting if the vesting requirements are met. The award of RSUs does not entitle the Grantee to any rights as a stockholder (e.g., no voting or dividend rights). However, if the vesting requirements are met and the Grantee is issued Shares, then the Grantee will have all rights as a stockholder associated with ownership of Shares when the Shares are issued.

5)	Adjustment for Stock Split. All references to the number of Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

6)	Tax Consequences. Grantee represents that he or she has reviewed with Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Grantee represents that it is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company or any Subsidiary) shall be responsible for Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement as set forth is Section 14 of the Plan.

7)	Responsibility for Taxes. Regardless of any action the Company or Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Grantee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs grant, including the grant, vesting, the subsequent sale of Shares acquired pursuant to vesting and the receipt of any dividends or dividend equivalents (if any); and (2) do not commit to structure the terms of the grant or any aspect of the RSU to reduce or eliminate Grantee’s liability for Tax-Related Items. Prior to vesting of the RSU, Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Grantee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Grantee from Grantee’s wages or other cash compensation paid to him or her by the Company and/or the Employer or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that Grantee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Grantee’s participation in the Plan or Grantee’s purchase of Shares that cannot be satisfied by the means previously described. Company may refuse to deliver the Shares if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

8)	Nature of Grant. In accepting the grant, Grantee acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement; (ii) the grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (iii) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company; (iv) Grantee’s participation in the Plan shall not create a right to further employment or service or service with the Employer and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship at any time with or without cause; (v) Grantee is voluntarily participating in the Plan; (vi) the RSU is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of his or her employment or service contract, if any; (vii) the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event that Grantee is not an employee of the Company, the RSU grant will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the RSU grant will not be interpreted to form an employment or service contract with the Employer or any Subsidiary or affiliate of the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) if the value of Shares acquired upon vesting may increase or decrease in value; and no claim or entitlement to compensation or damages arises from termination of RSUs, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the RSUs or Shares received upon vesting of RSUs resulting from termination of Grantee’s employment or service by the Company or Grantee’s actual Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and the Grantee’s actual Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this RSUs Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (xi) in the event of involuntary termination of Grantee’s employment or service (whether or not in breach of local labor laws), Grantee’s right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment or service (whether or not in breach of local labor laws), Grantee’s right to receive Shares pursuant to the RSUs after termination of employment or service, if any, will be measured by the date of termination of Grantee’s active employment or service and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when Grantee is no longer actively employed for purposes of the RSUs award.

9)	Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that the Company and the Employer hold certain personal information about him or her, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee’s country or elsewhere (including outside of the European Union), and that the recipient’s country may have different data privacy laws and protections than Grantee’s country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any Shares acquired upon vesting of the RSU. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative.

10)	General Provisions.
a)	This Agreement shall be governed by the laws of the State of Utah. This Agreement, subject to the terms and conditions of the Plan represents the entire agreement between the parties with respect to the grant of RSUs to the Grantee. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

b)	Any notice, demand or request required or permitted to be given by either the Company or the Grantee pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid or deposited with generally recognized international delivery providers (e.g., DHL), and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

c)	The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Grantee under this Agreement may only be assigned with the prior written consent of the Company.

d)	Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

e)	Grantee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

f)	GRANTEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF RSUS IS EARNED ONLY BY CONTINUING SERVICE A SERVICE PROVIDER AT THE WILL OF THE EMPLOYER (NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES HEREUNDER). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH GRANTEE’S RIGHT OR THE EMPLOYER’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

g)	If Grantee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Utah and agree that such litigation shall be conducted only in the courts of Utah, Fourth District, or the federal courts for the United States for the 10th Circuit, and no other courts, where this grant is made and/or to be performed.

h)	The Company may, in its sole discretion, decide to deliver any documents related to the RSUs granted under and participation in the Plan or future RSUs that may be granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

i)	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By Grantee’s signature below, Grantee represents he or she is familiar with the terms and provisions of the Plan and this Agreement (including Exhibit A hereto) and hereby accepts this Agreement subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Grantee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Grantee further agrees to notify the Company upon any change in the residence.

GRANTEE:	ALTIRIS, INC.

[employee’s name]	Stephen C. Erickson, VP and CFO

EXHIBIT A
TO THE
ALTIRIS, INC.
RESTRICTED STOCK UNIT AGREEMENT
This Exhibit A includes additional terms and conditions of the grant of the RSU awards that will apply to employees in the countries listed below. Please note that the exchange control information provided below is current as of April 2006. However, exchange controls are subject to change and Grantees should consult their personal advisors with respect to the applicable exchange controls (if any) which may apply to the acquisition and/or sale of Shares. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.
Argentina
This offer is private and not subject to the supervision of any Argentine governmental authority.
If Grantee is located outside of Buenos Aires, a stamp tax may apply upon execution of Plan documents (e.g., the Agreement). The tax is paid upon execution of the documents and both the rate and the term for payment will depend on the particular province.
Any benefits awarded under the Plan accrue no more frequently than on an annual basis.
Australia
Grantee’s Restricted Stock Units are granted pursuant to the Australian Addendum which is an addendum to the Plan. Grantee’s Restricted Stock Units are subject to the terms and conditions as stated in the Australian Addendum, the Plan and this Agreement.
Belgium
No special provisions.
Brazil
If Grantee is a resident of Brazil, Grantee will be required to prepare and submit to the Central Bank of Brazil an annual declaration of the assets Grantee hold outside of Brazil, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares of the Company acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets valued at less than US$100,000 are not required to submit a declaration.
By accepting this RSU award, Grantee acknowledges that Grantee agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the RSU award, the sale of Shares obtained pursuant to the RSU award, and the receipt of any dividends and dividend equivalents (if any).
Canada
If employees are resident in Quebec, the following consent is required to be given: The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Colombia
Grantee may be required to register any foreign investments Grantee hold abroad, including Shares of the Company, with the Bank of the Republic if the value of such foreign investments exceeds US$500,000.
Pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of “salary” for any legal purpose.
Estonia
No special provisions.
France
The RSU grants are not French tax-qualified.
Grantee may hold Shares obtained under the Plan outside of France provided that Grantee declares all foreign accounts, whether open, current, or closed, in Grantee’s income tax return.
Germany
No special provisions.
India
The RSUs are not Indian tax-qualified.
When Grantee sells Shares obtained under the Plan, Grantee must repatriate the proceeds from the sale to India within a reasonable period of time (i.e., within two weeks). Grantee must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate from the bank where the funds are deposited. A copy of this certificate must be provided to Grantee’s Employer.
By accepting this RSU award, Grantee acknowledges that Grantee understands and agrees that Grantee is accepting this RSU award voluntarily and a RSU granted under the Plan does not constitute a customary right or privilege.
Japan
No special provisions.
Mexico
By accepting this RSU award, Grantee acknowledge that Grantee understands and agrees that: (i) the RSU award is not related to the salary and other contractual benefits granted to Grantee by Grantee’s Employer; (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Grantee’s employment; and (iii) the fair market value of the Shares at vesting is a fringe benefit for tax purposes provided to Grantee on behalf of Grantee’s Employer.
Policy Statement
La invitación que the Company hace en relación con el Plan es unilateral y discrecional, por lo tanto, the Company se reserva el derecho absoluto para modificar o terminar el mismo, sin ninguna responsabilidad para usted. Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y the Company. Tampoco establece derecho alguno entre usted y su empleador.
English Translation
The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to Grantee. This invitation and, in Grantee’s case, the acquisition of Shares does not, in any way, establish a labor relationship between Grantee and the Company and it does not establish any rights between Grantee and Grantee’s Employer.

Netherlands
The RSU award is being granted to Grantee as an incentive for Grantee to remain employed with Grantee’s current Employer and is not remuneration for services rendered.
New Zealand
No special provisions.
Puerto Rico
No special provisions.
Singapore
The offer is being made on a private basis and is, therefore, exempt from registration in Singapore.
If Grantee is a director, associate director or shadow director of a Singaporean affiliate of the Company, Grantee is subject to certain notification requirements under the Singaporean Companies Act. Among these requirements is an obligation to notify the Singaporean affiliate in writing when Grantee receives an interest (e.g., Shares) in the Company or any related companies. In addition, Grantee must notify the Singaporean affiliate when Grantee sells Shares of the Company or any related company (including when Grantee sells Shares acquired at vesting of the RSUs). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Grantee’s interests in the Company or any related company within two days of becoming a director.
Spain
The acquisition of Shares of the Company must be declared for statistical purposes to the Spanish Dirección General de Política Comercial e Inversiones Exteriores (the “DGPCIE”), the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of the Economy. If Grantee acquires the Shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGPCIE for Grantee. Otherwise, Grantee must make the declaration his or herself by filing a form with the DGPCIE.
When receiving foreign currency payments derived from the ownership of the Company Shares (i.e., dividends), Grantee must inform the financial institution receiving the payment, the basis upon which such payment is made. Grantee will need to provide the institution with the following information: (i) Grantee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
If Grantee acquires Shares under the Plan and wishes to import the ownership title of such Shares (i.e., share certificates) into Spain, Grantee must declare the importation of such securities to the DGPCIE.
By accepting this RSU award, Grantee acknowledges that Grantee understands and agrees that Grantee consents to participation in the Plan and that Grantee has received a copy of the Plan.
Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to distribute RSU awards under the Plan to individuals who may be employees of the Company or its subsidiaries or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its subsidiaries or affiliates on an ongoing basis. Consequently, Grantee understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its subsidiaries or affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, Grantee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSU awards and Shares is unknown and unpredictable. In addition, Grantee understands that this grant would not be made to Grantee but for the assumptions and conditions referred to above; thus, Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant RSU awards shall be null and void.

Sweden
No special provisions.
United Kingdom
The grant of RSUs shall be null and void and of no effect, without any liability to the Company and the Employer, if Grantee is not both resident and ordinarily resident in the UK on the Grant Date.
RSUs may only be settled on vesting in Shares, and not cash.
By signing the Agreement, Grantee agrees that any withholding, deduction or payment on account of any income tax and National Insurance Contributions (“NICs”) will occur within 90 days after the transfer of shares to Grantee upon vesting of the RSUs (the “Due Date”). If tax and NICs withholding is not collected from or paid by Grantee by the Due Date, the amount of any uncollected tax and NICs shall constitute a loan owed by Grantee to Grantee’s Employer, effective on the Due Date. Grantee agree that the loan shall bear interest at HM Revenue and Customs’ Official Rate, will be immediately due and payable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in paragraph 7 of the Agreement. The withholding and collection provisions contained in paragraph 7 apply equally to any NICs payable by Grantee in respect of the RSUs.
Further to paragraph 7 of the Agreement, the Grantee may pay to the Company or the Employer the amount of any Tax-Related Items and the Company may only withhold in Shares to the extent that the Grantee has not already paid an amount sufficient to cover the Tax-Related Items.
The grant of RSUs is subject to execution and delivery by Grantee of a joint election form, which will be provided to Grantee by the Company or the Employer, under which Grantee agrees to bear as Grantee’s primary responsibility all of the secondary Class 1 NICs arising in respect of the vesting of Grantee’s RSUs. Grantee also agrees to execute any such further joint election forms as may be required between Grantee and any successor to the Company and/or the Employer. If Grantee does not execute and deliver a joint election form to the Company or the Employer prior to the first vesting of Grantee’s RSUs, the grant shall be null and void without any liability to the Company and the Employer.
Directors of any UK Subsidiary and their immediate family members are required to disclose any interest they hold in the stock of their employer company or its parent or subsidiary companies, or in rights to acquire such stock, before the expiration of five days from the date of receiving notice of the grant. The director must notify the UK Subsidiary in writing of the interest and the number and class of stock or rights to which the interest relates. The director must also notify the subsidiary when purchasing or selling Shares.